Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
CLOSING OF WEST TEXAS DIVESTITURE

FRISCO, TEXAS, May 14, 2013 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced that it has completed the divestiture of its West Texas operations with the closing of the sale of its oil and gas properties in Reeves and Gaines counties in West Texas to Rosetta Resources Inc. (NASDAQ: ROSE).  The assets sold had proved reserves of 26.8 million barrels of oil equivalent as of December 31, 2012.

Net proceeds received from the sale were $811 million, including adjustments for revenues and expenditures for activity subsequent to January 1, 2013, the effective date of the sale.  The sales price is subject to final adjustment after closing to account for any additional revenues or costs attributable to the properties after the effective date.  Comstock previously closed on the sale of a portion of its West Texas properties on February 28, 2013 to another party and received net proceeds of $6 million.  Comstock incurred selling expenses of approximately $9 million in connection with the divestiture.

The proceeds from the sales were used to repay borrowings under the Company’s bank credit facility and for other corporate purposes.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.